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EXHIBIT 10.32


                         SECOND RESTRUCTURING AGREEMENT


This Second Restructuring Agreement ("Agreement") is made and entered into this 9 day of November, 2000 (the "Second Restructuring Date"), by and between Hemagen Diagnostics, Inc., a Delaware corporation ("Hemagen"), and DADE BEHRING INC., a Delaware corporation ("Dade Behring").

WHEREAS, Hemagen and Dade Behring entered into that Restructuring Agreement dated June 5, 2000 ("Restructuring Agreement") wherein among other things Hemagen agreed to pay to Dade Behring on or before September 1, 2000 certain sums due under the Note and under the Manufacturing Agreement; and

WHEREAS, Hemagen has asked Dade Behring to again restructure the payments due under paragraph 3(c) and 4(c)(C)(i) of the Restructuring Agreement; and

WHEREAS, Dade Behring has agreed to allow Hemagen to restructure those payments under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINED TERMS. All capitalized terms used but not defined herein shall be given the meaning set forth in the Restructuring Agreement and the Analyst Agreements (as such term is defined in the Restructuring Agreement).

     2. INCORPORATION BY REFERENCE. The terms and conditions of the Analyst Agreements and the Restructuring Agreement are incorporated herein by reference and remain in full force and effect unless otherwise amended as set forth herein.

     3. AMOUNTS DUE. Dade Behring and Hemagen agree that $1,050,000 is due under paragraph 3(c) of the Restructuring Agreement. Dade Behring and Hemagen agree that $158,000 is due under paragraph 4(c)(C)(i) of the Restructuring Agreement which includes $11,000 for the Tablet Testing Software. Dade Behring and Hemagen further agree that Hemagen no longer desires to license the Tablet Testing Software and that the license granted to Hemagen in paragraph 23 of the Restructuring Agreement is hereby revoked and the payment set forth in paragraph 4(c)(C)(i) is hereby reduced to $147,000.

     4. RESTRUCTURED PAYMENTS.
     (a)In consideration for the amounts due and owing under paragraph 3 above,
     (x) on the Second Restructuring Date Hemagen shall pay to Dade Behring the sum of $800,000.00 by wire transfer and (y) within thirty (30) days after the Second Restructuring Date assign and transfer to Dade Behring 100,000 common Class A shares of Hemagen stock.
     (b)Upon receipt by Dade Behring of the $800,000.00 and the transfer and assignment of the stock set forth in 4(a) above, in further consideration for the amounts due and owing under paragraph 3 above, paragraphs 3(c) [including the Note set forth in Schedule A of the Restructuring Agreement] and 4(c)
     (C) (i) of the Restructuring Agreement shall be deleted and replaced with the following:



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     (i) Hemagen shall be obligated to pay Dade Behring the amount of Three hundred ninety-seven thousand Dollars ($397,000.00) ("Note Amount"). Hemagen's obligation to pay the principal and interest on the Note Amount made to it by Dade Behring, shall be evidenced by a Promissory Note ("Promissory Note") attached hereto as Exhibit A.

     (ii) The unpaid principal amount of the Note Amount shall bear interest, at the rate of ten percent (10%) per annum or the maximum rate allowed by law whichever is less, from the Second Restructuring Date until the date of repayment of the Note Amount to Dade Behring by Hemagen.

     (iii)Hemagen shall pay the Note Amount in equal installments over a period of twenty-four months with the Note Amount being amortized over a thirty-six month period in the amount of $12,810.07 per month (the "Equal Installment Payments") and the final residual payment in the amount of $134,112.45 ("Residual Payment") due on November 15, 2002. Hemagen shall pay the Equal Installment Payments on the fifteenth day of each month. The first payment shall be due on November 15, 2000. Hemagen shall pay each Equal Installment Payment and the Residual Payment without notice or demand from Dade Behring. Hemagen shall have the right to prepay the Note Amount, in whole or in part, without premium or penalty, at any time prior to November 15, 2002. Hemagen shall make any such payments due in this paragraph 4(b)(iii) to Dade Behring at its offices at 1717 Deerfield Road, Deerfield, Illinois 60015.

     5. RIGHTS AND REMEDIES. Upon Dade Behring's receipt of the $800,000.00 and the stock as set forth in paragraph 4(a) above, Dade Behring agrees to suspend all rights and remedies related to paragraphs 3(a), 3(c), 4(c), and 4(c)(C)(i) of the Restructuring Agreement, PROVIDED, HOWEVER Hemagen continues to make its payments under 4(b)(iii) above. In the event Hemagen fails to make the payment or stock transfer set forth in paragraph 4(a) above or make any payment set forth in 4(b)(iii), Dade Behring may immediately exercise any and all rights and remedies set forth in the Restructuring Agreement by providing Hemagen with written notice. Such termination shall be effective ten (10) business days after Hemagen has received written notice of such default and the original terms of the Manufacturing Agreement shall come into full force and effect. Hemagen agrees and understands that if Hemagen fails to pay Dade Behring the amounts described herein when due or owing, Dade Behring shall not allow an adjustment of the Purchase Price as set forth in paragraph 3(a) of the Restructuring Agreement or waiver of the amount set forth in paragraph 4(c) of the Restructuring Agreement, however any amounts received by Dade Behring hereunder shall be applied against the Note set forth in Schedule A of the Restructuring Agreement.

     6. CHOICE OF LAW. The substantive laws of the State of Delaware shall govern this Agreement.

     7.  MANUFACTURING AGREEMENT.

     (1) Paragraph 1(c) of the Manufacturing Agreement is amended by adding before the last sentence of paragraph 1(c): "Dade Behring shall have available the tablets set forth in the then current month of the forecast no later than the 20th day of the following month. Dade Behring shall notify Hemagen of the availability of such tablets and shall include therewith a copy of the batch record for each lot of tablets. Within 30 business days from the Effective Date of this Agreement, Dade Behring shall provide Hemagen with a copy of each batch record for tablets produced by Dade Behring beginning on the date that Hemagen began operating the RAM equipment.

     (2)Paragraph 7(4) of the Restructuring Agreement is amended by deleting the sentence "The Monthly Amount is based on three tablet manufacturing runs per month, the average run in any month (including additional runs) is not to exceed 700,000 tablets but less than 1,000,000 tablets for any single run." and replaced with "The Monthly Amount is based on three tablet manufacturing runs per month, with no single run to exceed 1.05 million tablets, nor the total of the three manufacturing runs to exceed 2.1 million tablets.

     (3)Paragraph 7(5) of the Restructuring Agreement is amended by adding to the end of that paragraph: "Hemagen and Dade Behring shall cooperate to ensure that raw materials for tablets are procured in an efficient and






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     timely manner. Dade Behring shall provide Hemagen with an inventory report of raw materials at the end of each quarter. Invoices for raw materials shall include the amount and type of each raw material.

     8. PANELS PLUS. Exhibit A of Schedule C of the Restructuring Agreement shall be amended by deleting "(after the Restructuring Date") and the days listed in the column under Delivery Date and inserting November 30, 2000 for Runs # 1 and 2 and December 15, 2000 for Runs #3 and 4.

     9. EPROMS. Exhibit D of Schedule C, the last sentence is amended to add the following: Dade Behring will provide the Eproms for shipping on or before October 30, 2000.

     10. SNOW-GUN. New paragraph 9(e) shall be added to Section 9 of the Restructuring Agreement as follows: " Dade Behring shall provide Hemagen with a pilot (non-production) snow-gun as per Section 1C of Exhibit A to the Transition Services Agreement within 21 business days from the Second Restructuring Date of this Agreement. Further, Dade Behring shall provide Hemagen with designs and drawings sufficient for Hemagen to manufacture a production snow-gun as per Section 1C of Exhibit A to the Transition Services Agreement within 90 business days from the Second Restructuring Date.

     11. TABLET PRESS. Dade Behring and Hemagen agree that the tablet press known as tablet press #5 is Equipment owned by Hemagen as that term is defined in the Asset Purchase Agreement.

     12. MISCELLANEOUS. None of the terms or conditions of this Agreement may be changed waived, modified or varied in any manner whatsoever unless in writing and duly signed by the parties. The obligations of Hemagen hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Hemagen;
     (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or the Promissory Note; or (c) any amendment to or modification of this Agreement or the Promissory Note. The Agreement shall be binding upon Hemagen and its successors and assigns and shall inure to the benefit of Dade Behring and its successors and assigns; provided, that Hemagen may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of Dade Behring, such consent not to be unreasonably withheld or delayed.

     13. TERMINATION. This Second Restructuring Agreement shall be effective as of receipt by Dade Behring of the $800,000 set forth in Section 4 (b) above and shall continue until terminated in accordance with the following sentence. This Second Restructuring Agreement may be terminated at any time by (i) the mutual written consent of the parties; (ii) by either Dade Behring or Hemagen, immediately upon notice to the other, in the event that the other commences a case as debtor under Title 11 of the United States Code or any similar proceeding for the relief of debtors, or has any such case or proceeding commenced against it, or otherwise ceases to function as a going concern; (iii) by Dade Behring, immediately upon notice to Hemagen, in the event that Hemagen defaults in the timely payment of the Note or amounts due under section 4 (it being understood that nothing in this Section 13 shall modify the payment obligations set forth in Section 4 or the Termination provisions set forth in Section 5) and such default continues for ten (10) business days following written notice of such payment failure to the Hemagen



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first written above.

Hemagen Diagnostics, Inc.                              Dade Behring Inc.



By:   /s/ William P. Hales                    By:      /s/ Mark w. Moran
     ---------------------                             -----------------
Title:  President                             Title:   Corporate Vice President
        ---------                                      ------------------------
                                                       and Treasurer
                                                       -------------



























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PROMISSORY NOTE

US$397,000
                               November 8 , 2000


                            Deerfield, Illinois USA

FOR VALUE RECEIVED, and at the times hereafter stated, the undersigned, Hemagen Diagnostics, Inc., a Delaware corporation (hereinafter the "Maker") hereby agrees and promises to pay to the order of Dade Behring Inc., a Delaware corporation (hereinafter "Dade Behring"), at its offices located at 1717 Deerfield Road, Deerfield, Illinois 60015-0778, or at such other place as Dade Behring hereof may from time to time designate in writing, the principal sum of Three hundred ninety-seven thousand Dollars (US$397,000) payable as set forth in the Second Restructuring Agreement.

The Maker shall have the right to repay, in whole or in part, at any time or from time to time, the principal sum of this Note, without penalty or premium. This note shall bear interest at the rate of ten percent (10%) per annum or the maximum rate allowed by law whichever is less.

This Note shall be deemed in default upon the occurrence of one or more of the following events: (a) the Maker's failure to make payments on this Note when due and payable; (b) the Maker's default or failure to observe or perform, as the case may be, any of the covenants or agreements contained in the Second Restructuring Agreement of even date herewith between the Maker and Dade Behring; (c) dissolution of Maker; or (d) voluntary filing by Maker for any relief under any bankruptcy act or law, or any other insolvency act or law, or the involuntary filing against Maker for any such relief and the continuance of the same for ninety (90) days undismissed.

If this Note shall be in default by reason of the occurrence of one or more of the events set forth, then at the election of the Dade Behring, at any time thereafter, shall have the right, without notice or demand, to accelerate the due date hereof and to declare all sums unpaid hereon immediately due and payable.

If default is made in the payment of either the principal and interest on this Note (whether at maturity, on any payment date, by acceleration or otherwise), and the same is placed in the hands of an attorney for collection, or suit if filed hereon, or if proceedings are held in bankruptcy, receivership, reorganization or other legal or judicial proceedings for the collection thereof, the Maker agrees to and is to pay, in addition, to Dade Behring, its reasonable attorneys' fees.

The Maker expressly waives notice, demand, presentment for payment, notice of non-payment, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts owing hereunder.


The remedies of Dade Behring, as provided herein or in the Second Restructuring Agreement or any other instrument securing this Note, shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of the holder hereof, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the holder, including specifically any failure to exercise any right, remedy, or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be affected only through a written document executed by the holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver



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or release of, any subsequent right, remedy or recourse as to the subsequent event.

             This Note shall be governed by and construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.




                                                 Hemagen Diagnostics, Inc.

                                                 By:   /s/ William P. Hales
                                                      ---------------------
                                                 Its:    President
                                                         ------------

                                                 Date:  11/9/00
                                                        -------

ATTEST:

/s/ Mark W. Moran
----------------------
Witness
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